TransMontaigne Partners Announces Second Quarter 2017 Results

•	Reported second quarter 2017 net earnings of $14.5 million compared to $10.3 million in the prior year second quarter
•	Reported second quarter 2017 Consolidated EBITDA of $28.8 million compared to $23.1 million in the prior year second quarter
•	Reported second quarter 2017 distributable cash flow of $24.5 million compared to $18.1 million in the prior year second quarter
•	Reported second quarter 2017 distribution coverage of 1.62x and leverage of 2.87x
•	Increased the distribution for the seventh consecutive quarter
•	Achieved record levels of revenue, consolidated EBITDA and distributable cash flow for the second quarter 2017

Denver, Colorado, August 8, 2017 –  TransMontaigne Partners L.P. (NYSE:TLP) (the Partnership, we, us, our) today announced second quarter 2017 financial and operating results.

“Our business continued to perform extremely well during the second quarter of 2017: achieving another quarter of record revenue, EBITDA and distributable cash flow; and, distribution coverage of more than 1.62 times,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners.  “During the second quarter we placed into service the final  800,000 barrels of new tank capacity at our 2,000,000 barrel Collins Phase I expansion project.  This project, along with the strength of our base business, supported an increase in our distribution of 1.5 cents for the second quarter. Our distribution of 74 cents for the second quarter represented growth of 2.1% over the previous quarter and 7.2% over the second quarter of last year.”

FINANCIAL RESULTS

Revenue for the second quarter of 2017 totaled $45.4 million, an increase of $4.3 million, or approximately 10.5%, compared to the $41.1 million reported for the second quarter of 2016. Consolidated EBITDA for the second quarter of 2017 of $28.8 million represented a $5.7 million, or approximately 24.7%  increase compared to the $23.1 million reported for the second quarter of 2016. The improvement compared to the prior year was primarily attributed to our Collins Phase I terminal expansion coming on-line revenue and re-contracting of storage capacity throughout the past year, including a portion at higher rates and greater utilization.

Terminaling services fees from firm commitments were approximately 74% of second quarter 2017 total revenue. Approximately 63% of our terminaling services revenues for the second quarter of 2017 were generated from agreements with remaining firm commitments of three years or more as of June 30, 2017.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

An overview of our financial performance for the quarter ended June  30, 2017 compared to the quarter ended June 30, 2016, includes:

•

Operating income for the quarter ended June 30, 2017 was $17.3 million compared to $12.9 million for the quarter ended June 30, 2016.  Changes in the primary components of operating income are as follows:

o

Revenue increased approximately $4.3 million to $45.4 million due to increases in revenue at the Gulf Coast, Midwest and Southeast terminals of approximately $2.4 million, $0.2 million and $4.4 million, respectively, partially offset by a  decrease in revenue at the Brownsville and River terminals of approximately $1.1 million and $1.7 million, respectively.

o

Direct operating costs and expenses decreased approximately  $1.7 million to $16.0 million due to decreases in the Midwest, Brownsville and River terminals of approximately $0.2 million, $0.9 million and $0.7 million, respectively, partially offset by an increase at the Southeast terminals of approximately $0.1 million. Direct operating costs and expenses for the Gulf Coast terminals were consistent.

o	General and administrative expenses increased approximately $0.6 million to $4.1 million.
o	Depreciation and amortization expenses increased approximately $0.7 million to $8.8 million.
•

Net earnings were $14.5 million for the quarter ended June 30, 2017 compared to $10.3 million for the quarter ended June 30, 2016. The increase was principally due to the changes in quarterly operating income discussed above.

•	Quarterly net earnings per limited partner unit was $0.70 per unit for the quarter ended June 30, 2017 compared to $0.50 per unit for the quarter ended June 30, 2016.
•	Consolidated EBITDA for the quarter ended June 30, 2017 was $28.8 million compared to $23.1 million for the quarter ended June 30, 2016.
•	Distributable cash flow for the quarter ended June 30, 2017 was $24.5 million compared to $18.1 million for the quarter ended June 30, 2016.
o	The distribution declared per limited partner unit was $0.74 per unit for the quarter ended June 30, 2017 compared to $0.69 per unit for the quarter ended June 30, 2016.
o	We paid aggregate distributions of $15.1 million for the quarter ended June 30, 2017, resulting in a quarterly distribution coverage ratio of 1.62x.

RECENT DEVELOPMENTS

Expansion of the Collins bulk storage terminal.    We previously entered into long-term terminaling services agreements with various parties for approximately 2.0 million barrels of new storage capacity at our Collins, Mississippi bulk storage terminal. The revenue associated with these agreements came on-line upon completion of the construction of the new tank capacity. We placed the 2.0 million barrels of new tank capacity into service in various stages beginning in the fourth quarter of 2016 through the second quarter of 2017. The anticipated aggregate cost of the 2.0 million barrels of new capacity is approximately $75 million. Construction of the Collins expansion project commenced in the first quarter of 2016, and we have spent approximately $58 million as of June 30, 2017. While the new storage capacity has been placed into service and is generating revenue, completion of certain items associated with the new storage capacity remains and will be completed over the next two quarters.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Our Collins/Purvis terminal complex is strategically located for the bulk storage market and is the only independent terminal capable of receiving from, delivering to, and transferring refined petroleum products between the Colonial and Plantation pipeline systems. Our facility has current active storage capacity of approximately 5.4 million barrels. We have obtained an air permit for an additional 5.0 million barrels of capacity for future construction at our Collins terminal and are in active discussions with several prospective customers regarding this potential future capacity.

 LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2017 our outstanding borrowings on our $600 million revolving credit facility were $302 million. For the trailing twelve months, our Consolidated EBITDA was $105.1 million, resulting in a debt to Consolidated EBITDA ratio of 2.87x.

For the second quarter 2017 we reported $19.1 million in total capital expenditures, $10 million of which was in our Southeast terminals segment associated with our Collins terminal expansion. As of June 30, 2017 the remaining expenditures for approved projects are estimated to be approximately $20 million. Approved expenditures primarily include the remaining construction costs associated with the expansion at our Collins terminal, as further discussed above.  We expect to fund our investment and expansion expenditures with additional borrowings under our revolving credit facility.

QUARTERLY DISTRIBUTION

The Partnership previously announced that it declared a distribution of $0.74 per unit for the period from April 1, 2017 through June  30, 2017. This $0.015 increase over the previous quarter reflects the seventh consecutive increase in the distribution and represents annual growth of  7.2% over the prior year second quarter. This distribution was paid on August 8, 2017 to unitholders of record on July 31, 2017.

CONFERENCE CALL

On Tuesday, August 8, 2017 the Partnership will hold a conference call for analysts and investors at 1:00 p.m. Eastern Time to discuss our second quarter 2017 results.  Hosting the call will be Fred Boutin, Chief Executive Officer and Rob Fuller, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-4018, or for international callers, (201)  689-8471.  A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671.  The passcode for the replay is 13668127.  The replay will be available until August 22, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto TLP’s website at www.transmontaignepartners.com under the Investor Information section.  A replay of the webcast will also be available for approximately seven days following the call.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ABOUT TRANSMONTAIGNE PARTNERS L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels.  Heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although the company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Among the key risk factors that could negatively impact our assumptions on future growth prospects and acquisitions include, without limitation, (i) our ability to identify suitable growth projects or acquisitions; (ii) our ability  to complete identified projects and acquisitions timely and at expected costs, (iii) competition for acquisition opportunities, and (iv)  the successful integration and performance of acquired assets or businesses and the risks of operating assets or businesses that are distinct from our historical operations. Key risk factors associated with the Collins terminal expansion include, without limitation: (i) the ability to complete construction of the project on time and at expected costs; (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) disruption in the debt and equity markets that negatively impacts the Partnership’s ability to finance capital spending, (iv) the occurrence of operational hazards, weather related events or unforeseen interruption; and (v) the failure of our customers or vendors to satisfy or continue contractual obligations.  Additional important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 14, 2017. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

CONTACT

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a minimum amount of revenue.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which also results in a minimum amount of revenue.  We refer to these minimum amounts of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Terminaling services fees:
Firm commitments	$33,669	$28,507	$65,733	$56,860
Variable	2,780	2,577	5,850	5,326
Total terminaling services fees	36,449	31,084	71,583	62,186
Pipeline transportation fees	1,796	1,893	3,512	3,334
Management fees and reimbursed costs	2,062	2,003	4,452	4,220
Other	5,057	6,156	10,667	12,022
Total revenue	$45,364	$41,136	$90,214	$81,762

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the three months ended June 30, 2017 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$4,735	14%
1 year or more, but less than 3 years remaining	7,741	23%
3 years or more, but less than 5 years remaining	12,787	38%
5 years or more remaining	8,406	25%
Total firm commitments for the three months ended June 30, 2017	$33,669

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

The following selected financial information is extracted from our quarterly report on Form 10-Q for the quarter ended June 30, 2017, which was filed on August 8, 2017 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Income Statement Data
Revenue	$45,364	$41,136	$90,214	$81,762
Direct operating costs and expenses	(15,984)	(17,703)	(32,495)	(33,609)
General and administrative expenses	(4,080)	(3,446)	(8,051)	(7,324)
Earnings from unconsolidated affiliates	2,120	2,130	4,680	3,980
Operating income	17,274	12,883	32,674	24,590
Net earnings	14,478	10,310	27,432	19,020
Net earnings allocable to limited partners	11,373	8,068	21,484	14,722
Net earnings per limited partner unit—basic	$0.70	$0.50	$1.32	$0.91

	June 30,	December 31,
	2017	2016
Balance Sheet Data
Property, plant and equipment, net	$425,875	$416,748
Investments in unconsolidated affiliates	239,023	241,093
Goodwill	8,485	8,485
Total assets	700,947	689,694
Long-term debt	302,000	291,800
Partners’ equity	373,273	372,734

Selected results of operations data for each of the quarters in the years ended December 31, 2017 and 2016 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2017	2017	2017	2017	2017
Revenue	$44,850	$45,364	$—	$—	$90,214
Direct operating costs and expenses	(16,511)	(15,984)	—	—	(32,495)
General and administrative expenses	(3,971)	(4,080)	—	—	(8,051)
Insurance expenses	(1,006)	(1,002)	—	—	(2,008)
Equity-based compensation expense	(1,817)	(352)	—	—	(2,169)
Depreciation and amortization	(8,705)	(8,792)	—	—	(17,497)
Earnings from unconsolidated affiliates	2,560	2,120	—	—	4,680
Operating income	15,400	17,274	—	—	32,674
Other expenses	(2,446)	(2,796)	—	—	(5,242)
Net earnings	$12,954	$14,478	$—	$—	$27,432

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
Revenue	$40,626	$41,136	$40,638	$42,524	$164,924
Direct operating costs and expenses	(15,906)	(17,703)	(17,048)	(17,758)	(68,415)
General and administrative expenses	(3,878)	(3,446)	(3,605)	(3,171)	(14,100)
Insurance expenses	(895)	(912)	(969)	(1,305)	(4,081)
Equity-based compensation expense	(2,155)	(258)	(251)	(599)	(3,263)
Depreciation and amortization	(7,935)	(8,064)	(8,169)	(8,215)	(32,383)
Earnings from unconsolidated affiliates	1,850	2,130	2,960	3,089	10,029
Operating income	11,707	12,883	13,556	14,565	52,711
Other expenses	(2,997)	(2,573)	(1,671)	(1,364)	(8,605)
Net earnings	$8,710	$10,310	$11,885	$13,201	$44,106

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

	April 1, 2017	January 1, 2017
	through	through
	June 30, 2017	June 30, 2017
Net earnings	$14,478	$27,432
Depreciation and amortization	8,792	17,497
Earnings from unconsolidated affiliates	(2,120)	(4,680)
Distributions from unconsolidated affiliates	4,546	8,895
Equity-based compensation expense	352	2,169
Settlement of tax withholdings on equity-based compensation	(25)	(407)
Interest expense	2,525	4,677
Amortization of deferred financing costs	271	565
“Consolidated EBITDA” [1]	28,819	56,148
Interest expense	(2,525)	(4,677)
Unrealized loss (gain) on derivative instruments	38	(220)
Amortization of deferred financing costs	(271)	(565)
Amounts due under long-term terminaling services agreements, net	(227)	(325)
Project amortization of deferred revenue under GAAP	(104)	(155)
Project amortization of deferred revenue for DCF	503	955
Capitalized maintenance	(1,783)	(3,245)
“Distributable cash flow”, or DCF, generated during the period [1]	$24,450	$47,916

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$15,077	$29,669
Distribution coverage ratio [1]	1.62x	1.62x

1    Distributable cash flow, the distribution coverage ratio and Consolidated EBITDA are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended June 30, 2017, which was filed with the Securities and Exchange Commission on August 8, 2017.  Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies.  Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance.  Further, Consolidated EBITDA is calculated consistent with the provisions of our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement.  We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

-END-

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com